	Wm. WRIGLEY Jr. Company

Wrigley Building 	410 North Michigan Avenue Chicago, Illinois 60611

	NOTICE OF ANNUAL MEETING

To the Stockholders:

	The Annual Meeting of Stockholders of the Wm. Wrigley Jr.
Company, a Delaware corporation, will be held in the Wrigley
Building, 410 North Michigan Avenue, Chicago, Illinois, on Monday, March 6, 2000, at 9:00 a.m., Central Standard Time, for the following purposes:

	1.  To elect the full Board of eight directors;

	2. To ratify the appointment of independent auditors for the year ending December 31, 2000;

	3. To consider and act upon a stockholder proposal as set forth in the attached Proxy Statement; and

	4. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

	Stockholders of record at the close of business on January 15, 2000 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

	Your copy of the 1999 Annual Report of the Wm. Wrigley Jr.
Company is enclosed.

	YOU CAN HELP YOUR COMPANY PREPARE FOR THE ANNUAL MEETING BY VOTING YOUR PROXY AS SOON AS POSSIBLE. YOU MAY VOTE YOUR PROXY BY MARKING, SIGNING AND DATING THE ACCOMPANYING PROXY CARD AND RETURNING IT AS SOON AS POSSIBLE. FOR YOUR CONVENIENCE, A RETURN ENVELOPE IS ENCLOSED WITH POSTAGE PAID. OR, YOU CAN VOTE ELECTRONICALLY OVER THE TELEPHONE OR THE INTERNET AS DESCRIBED ON THE ACCOMPANYING PROXY CARD.

	By Authorization of the Board of Directors,
	HOWARD MALOVANY, Secretary and General Counsel
Chicago, February 4, 2000



YOUR VOTE IS IMPORTANT. WHETHER YOU OWN ONE SHARE OR MANY, YOUR
PROMPT COOPERATION IN VOTING YOUR PROXY IS GREATLY APPRECIATED.

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

PROXY STATEMENT FOR THE

ANNUAL MEETING OF STOCKHOLDERS OF THE

WM. WRIGLEY JR. COMPANY

TO BE HELD ON MONDAY, MARCH 6, 2000

	TABLE OF CONTENTS



	Page
General		1
Proposal 1--Election of Directors		2
	Security Ownership of Directors and Executive Officers		4
	Security Ownership of Certain Beneficial Owners		5
	Meetings and Committees of the Board		6
	Compensation of Directors		6
Proposal 2--The Ratification of the Appointment of Ernst & Young LLP
as Independent Auditors		8
Proposal 3--Stockholder Proposal		9
Executive Compensation		11
	Compensation Committee Report on Executive Compensation		11
	Five Year Total Stockholder Return		14
	Summary Compensation Table		15
	Wrigley Stock Option Program		16
	Long-Term Stock Grant Program		17
	Pension Plan		18
Compliance with Section 16(a) of the Exchange Act		18
Stockholder Proposals for the 2001 Annual Meeting of Stockholders		18
Other Business		19



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
PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AT 9:00 A.M., MONDAY, MARCH 6, 2000

GENERAL

	SOLICITATION OF PROXIES. The accompanying proxy is solicited by and on behalf of the Board of Directors (the "Board") of the Wm. Wrigley Jr. Company (the "Company") in connection with the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 9:00 a.m. on Monday, March 6, 2000, and at any adjournments thereof. The principal executive offices of the Company are located in the Wrigley Building, 410 North Michigan Avenue, Chicago, Illinois 60611. This proxy statement, the enclosed proxy card and a copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1999 are being mailed on or about February 4, 2000 to stockholders of record as of January 15, 2000.

	COSTS OF SOLICITATION. The costs of soliciting proxies will be borne by the Company. In addition to the use of the mails, certain directors, officers or employees of the Company may solicit proxies by telephone, telegram, facsimile, cable or personal contact. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Company's Common and Class B Common Stock.

	OUTSTANDING VOTING SHARES. Stockholders of record at the close of business on January 15, 2000 will be entitled to notice of and to vote at the Annual Meeting. As of January 15, 2000, there were 91,956,917 shares of Common Stock and 22,544,479 shares of Class B Common Stock outstanding and entitled to notice and to vote. Each share of Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes on each matter presented to the stockholders.



	VOTE REQUIRED FOR APPROVAL. Shares of both classes of Common Stock will vote together as a single class with respect to the election of directors, the ratification of appointment of independent auditors and the stockholder proposal. Under the Company's By-laws, the election of directors, the ratification of the appointment of independent auditors and the adoption of the stockholder proposal each require the affirmative vote of a majority of the votes entitled to be cast by holders of shares represented at the Annual Meeting in person or by proxy. Votes may be cast by a stockholder in favor of the nominees or withheld. Votes may be cast by a stockholder in favor of or against the adoption of the stockholder proposal and the ratification of appointment of independent auditors or a stockholder may elect to abstain. Since votes withheld and abstentions will be counted for quorum purposes and are deemed to be present for purposes of the respective proposals, they will have the same effect as a vote against each matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be present with respect to any matter for which a broker does not have authority to vote.

	VOTING YOUR PROXY. Proxies in the accompanying form, properly executed and received by the Company prior to the Annual Meeting and not revoked, will be voted as directed. In the absence of direction from the stockholder, properly executed proxies received prior to the Annual Meeting will be voted FOR the election of all nominees for director, FOR the ratification of the appointment of the independent auditors and AGAINST the stockholder proposal. You may revoke your proxy by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by submitting a later-dated proxy or by attending the Annual Meeting and voting your shares in person. Stockholders are urged to sign and date the enclosed proxy card and return it as promptly as possible in the envelope enclosed for that purpose. Stockholders of record can also give proxies by calling a toll-free telephone number or by using the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Specific instructions for stockholders of record who wish to use the telephone or Internet voting procedures are included with the enclosed proxy card. The use of Internet voting and the Company's voting procedures comply with applicable state law.
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



PROPOSAL 1
ELECTION OF DIRECTORS

	The annual election of the Board will take place at the Annual Meeting. At its meeting on March 18, 1999, the Board decreased the size of the Board from nine to eight as the result of the death of Mr. William Wrigley. At its meeting held on January 26, 2000, the Board approved the recommendation of the Nominating Committee that eight directors be elected for the ensuing year at the March 6, 2000 Annual Meeting.

	Each of the eight nominees, if elected, will serve on the Board until the next annual meeting or until their successors shall be duly elected and qualified in accordance with the By-laws. All nominees are presently members of the Board. If any of the eight nominees should become unable to accept election, the persons named in the proxy as members of the proxy committee may vote for such other person or persons as may be designated by the Board or the proxy committee. Management has no reason to believe that any of the nominees named below will be unable to serve.

	Approval of the nominees for election to the Board will require the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock and Class B Common Stock represented at the Annual Meeting in person or by proxy, voting together as a single class.




JOHN. F. BARD

photo of BARD	Mr. Bard, 58, a Director of the Company since January 1999, was
Senior Vice President from 1991 until January 1999 when he was elected Executive Vice President.


THOMAS A. KNOWLTON

photo of KNOWLTON	Mr. Knowlton, 53, a Director of the Company since 1996, was
Executive Vice President of the Kellogg Company from January
1992 until August 1998 and was President-Kellogg North America from 1994 until 1998. Mr. Knowlton is Chairman of the
Compensation Committee and is also a member of the Audit
Committee.


PENNY PRITZKER

photo of PRITZKER	Pritzker, 40, a Director of the Company since 1994, has, since
1987, been Chairman of Classic Residence by Hyatt, an affiliate of Hyatt Corporation, and President of Pritzker Realty Group
L.P., which acts as an investment advisor in the acquisition and development of real estate. Ms. Pritzker is also a private investor and a Director of Coast-to-Coast Financial
Corporation. Ms. Pritzker is Chairman of the Nominating
Committee and a member of the Compensation Committee.


MELINDA R. RICH

photo of Rich	Rich, 42, a Director of the Company since January 1999, has
been President of Rich Entertainment Group since 1994, an
Executive Vice President of Innovation since 1997, and, since
1998, a Director of Rich Products Corporation. Rich Products
Corporation, Buffalo, New York, is a multinational,
privately-held, family-owned manufacturer and distributor of non-dairy and frozen food products. Ms. Rich is also a Director of M&T Bank Corporation, Buffalo, New York. Ms. Rich is a
member of the Audit Committee.


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
STEVEN B. SAMPLE

photo of SAMPLE	Dr. Sample, 59, a Director of the Company since 1997, has been
President of the University of Southern California since 1991.
Dr. Sample is a Director of Presley Companies and Unova, Inc.
Dr. Sample is a member of the Compensation and Nominating
Committees.


ALEX SHUMATE

photo of SHUMATE	Mr. Shumate, 49, a Director of the Company since 1998, has been a partner of the law firm Squire, Sanders & Dempsey, L.L.P., resident in Columbus, Ohio, since 1988, and its Managing
Partner since 1991. Mr. Shumate is also a Director of Bank One
Corporation and Intimate Brands, Inc. Mr. Shumate is a member of the Audit and Compensation Committees.

RICHARD K. SMUCKER

photo of SMUCKER	Mr. Smucker, 51, a Director of the Company since 1988, has been
President and a Director of The J. M. Smucker Company, a
manufacturer of food spreads and food spread-related items,
since 1987 and 1975, respectively. Mr. Smucker is also a
Director of The Sherwin-Williams Company and International
Multifoods, Inc. Mr. Smucker is Chairman of the Audit Committee
and a member of the Nominating Committee.

WILLIAM WRIGLEY, JR.

photo of 	Mr. Wrigley, Jr., 36, a Director of the Company since 1988, has
WRIGLEY, JR.	been President and Chief Executive Officer since 1999, was Vice
President of the Company from 1991 to 1999 and was Assistant to the President from 1985 to 1992. Mr. Wrigley, Jr. is also a
Director of The J. M. Smucker Company.





YOUR BOARD RECOMMENDS THAT STOCKHOLDERS
VOTE FOR ALL DIRECTORS.
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



SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

	The following table sets forth the beneficial ownership of Company Common Stock and Class B Common Stock, as of January 15, 2000, for each director and nominee, the Chief Executive Officer, the next four most highly compensated executive officers, and for all directors and executive officers as a group.


					TOTAL
				CLASS B	STOCK AND
			COMMON STOCK	COMMON	STOCK BASED
	NAME	COMMON STOCK(1)	UNITS(2)	STOCK*	HOLDINGS(3)
John F. Bard	9,693	21,564	--	31,257
Thomas A. Knowlton	500	1,453	--	1,953
Penny Pritzker	200	6,040	--	6,240
Melinda R. Rich	270	462	--	732
Steven B. Sample	1,000	980	--	1,980
Alex Shumate	100	655	--	755
Richard K. Smucker	3,613	13,363	--	16,976
William Wrigley, Jr.	19,444,006(4)	1,724	12,352,785(4)	31,798,515
Douglas S. Barrie (5)	28,269	20,926	1,218	50,413
Martin J. Geraghty	69,701(6)	3,655	7,517	80,927
Christafor E. Sundstrom	17,869(7)	3,472	4,492(7)	25,833
All directors and executive
  officers as a group (29)	19,671,750(8)	139,545	12,375,430(8)	32,186,725




(1)	Includes restricted shares held by directors and executive
officers over which they have voting power but not investment power, shares held directly or in joint tenancy, shares held in trust by broker, bank or nominee or other indirect means and over which the individual or member of the group has sole or shared voting and/or investment power. Unless otherwise noted, each individual or member of the group has sole voting and investment power with respect to the shares shown. No director or executive officer, except Mr. William Wrigley, Jr., owns more than one tenth of one percent of the total outstanding shares of either class of Common Stock.
Mr. William Wrigley, Jr., beneficially owns 21.15% of the shares of Common Stock outstanding and 54.79% of the shares of Class B Common Stock outstanding.

(2)	Includes the non-voting share units credited to the account of the named individual or members of the group, as applicable, under the Director's Deferred Compensation Plan and the Stock
Deferral Plan for Non-Employee Directors, a complete description of which is set forth under the heading
"Compensation of Directors" or pursuant to deferred compensation elections under the Company's other compensation plans.

(3)	Includes the sum of Common Stock, Common Stock Units and
Class B Common Stock and represents the aggregate of the individual's Common Stock holdings assuming distribution of Common Stock Units as Common Stock and conversion of all Class B Common Stock to Common Stock.

(4)	Includes 19,189,999 shares of Common Stock and 12,239,916
shares of Class B Common Stock held by a corporation and various trusts for the benefit of Mr. Wrigley, Jr. and members of his family. Mr. Wrigley, Jr. has sole voting and investment power over the shares listed with the exception of 734,832 shares of Common Stock and 367,416 shares of Class B Common Stock over which Mr. Wrigley, Jr. has shared investment power. Of the total shares shown for Mr. Wrigley, Jr., he disclaims any beneficial interest in 15,253,126 shares of Common Stock and 8,719,718 shares of Class B Common Stock.

(5)	Mr. Barrie retired from the Company as of January 1, 2000.

(6)	Includes 135 shares of Common Stock held by Mr. Geraghty's
wife.

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(7)	Includes 8,989 shares of Common Stock and 2,688 shares of
Class B Common Stock held by Mr. Sundstrom's wife and children.

(8)	Includes 752,082 shares of Common Stock and 370,140 shares of
Class B Common Stock over which members of the group share voting or investment power.

*	Shares of Class B Common Stock are at all times convertible
into shares of Common Stock on a share-for-share basis.
Assuming an individual, or the group, converts the shares of Class B Common Stock held by such individual or group into shares of Common Stock, the percentage of Common Stock owned beneficially by Mr. William Wrigley, Jr. would be 30.48% and 30.72% for all directors and executive officers as a group. No other individual named or member of the group would own beneficially more than 0.10% of the Common Stock as the result of such conversion.

	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

	As of January 15, 2000, the Company's records and other information made available by outside sources indicated that the following stockholders were beneficial owners of more than five percent of the outstanding shares of the Company's Common Stock or Class B Common Stock.


	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
	CLASS B
	COMMON STOCK	COMMON STOCK
NAME	SHARES	PERCENT OF CLASS	SHARES	PERCENT OF CLASS
Edna Jean Offield, James S. Offield
	and Paxson H. Offield(1)
	410 North Michigan Avenue
	Chicago, Illinois 60611	3,546,565	3.86	2,975,068	13.20

William Wrigley, Jr.(2)
	410 North Michigan Avenue
	Chicago, Illinois 60611	19,444,006	21.15	12,352,785	54.79



	Due to their substantial stock holdings, the Offield family and Mr. Wrigley Jr., may each be deemed a "control person" of the Company under applicable regulations of the Securities and Exchange Commission. James and Paxson Offield are the sons of Edna Jean Offield.

(1)	Of the shares listed, Edna Jean Offield has sole voting and
investment power over 396,120 shares of Common Stock; James S. Offield has sole voting and investment power over 5,222 shares of Common Stock and 15,002 shares of Class B Common Stock; and Paxson H. Offield has sole voting and investment power over 86,701 shares of Common Stock and 10,229 shares of Class B
Common Stock. Also, of the shares listed, Edna Jean Offield,
James S. Offield and Paxson H. Offield share voting and investment power over 2,015,967 shares of Common Stock held in various family trusts and by a charitable foundation and 1,706,120 shares of Class B Common Stock held in various family trusts; Edna Jean Offield and James S. Offield share voting and investment power over 84,075 shares of Common Stock held in various family trusts and 226,848 shares of Class B
Common Stock held in various family trusts; Edna Jean Offield shares with other parties voting and investment power over 529,536 shares of Common Stock and 655,200 shares of Class B
Common Stock held in various family trusts; and Paxson H.
Offield shares with other parties voting and investment power over 428,944 shares of Common Stock and 361,599 shares of Class B Common Stock held in various family trusts. Of their total shareholdings, Edna Jean Offield disclaims beneficial ownership of 1,822,056 shares of Common Stock held in the trusts and by the foundation and 1,874,480 shares of Class B
Common Stock held in the trusts; James S. Offield disclaims beneficial ownership of 1,810,461 shares of Common Stock held in various family trusts and by the foundation and 1,405,664 shares of Class B Common Stock held in various family trusts; and Paxson H. Offield disclaims beneficial ownership of 2,266,336 shares of Common Stock held in various family trusts and by the foundation and 1,576,503 shares of Class B Common Stock held in various family trusts.

(2)	See footnotes (1) and (4) on page 4.

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*	Shares and percent of class indicated for Common Stock do not reflect the shares of Common Stock that could be acquired upon the conversion of the shares of Class B Common Stock into shares of Common Stock on a share-for-share basis. In such event, the percentage of Common Stock beneficially owned would be 6.87% for the Offield Family and 30.48% for Mr. William
Wrigley, Jr.

	In addition to the shareholders set forth on the previous page, Putnam Fiduciary Trust Company holds 3,031,945 shares (3.30%) of Common Stock and 538,763 shares (2.39%) of Class B Common Stock as Trustee (the "Trustee") under the Special Investment and Savings Plan for Wrigley Employees (the "SISP"). In accordance with the terms of the SISP, the Trustee must vote the shares as directed by proxies submitted by participants.

	MEETINGS AND COMMITTEES OF THE BOARD

	The Board has three standing Committees: Audit, Compensation and Nominating.

		Audit Committee. This Committee has four non-employee independent directors and met 6 times in 1999. It annually recommends to the Board the appointment of independent auditors and reviews with the auditors the plan and scope of the audit and audit fees; reviews the guidelines established for the dissemination of financial information; meets periodically with the independent and internal auditors, the Board and management to monitor the adequacy of reporting and internal controls; reviews consolidated financial statements;
and performs any other functions or duties deemed appropriate by the Board.

		Compensation Committee. This Committee has four non-employee independent directors and met 5 times in 1999. It annually sets the base salary, incentive compensation and any other compensation of the Chairman of the Board, if any, and of the President and Chief Executive Officer; sets and administers the terms and policies of the Company's Management Incentive Plan (and underlying programs); determines annually whether or not an Executive Incentive Compensation Program should be established for the succeeding year; and performs any other functions or duties deemed appropriate by the Board.

		 Nominating Committee. This Committee has three non-employee independent directors and met twice in 1999. It considers and proposes director nominees for election at the Annual Meeting; selects candidates to fill Board vacancies as they may occur; makes recommendations to the Board regarding Board committee memberships; and performs any other functions or duties deemed appropriate by the Board.

		The Nominating Committee will accept for consideration stockholders' nominations for directors if made in writing.
The nominee's written consent to the nomination and sufficient background information on the candidate must be included to enable the Committee to make proper judgments as to his or her qualifications. Nominations should be addressed to the Chairman of the Nominating Committee at the Company's headquarters and must be received no later than October 6, 2000 in order to be considered for the next annual election of directors.

	During 1999 there were 7 meetings of the Board. All directors attended at least 75% of the meetings of the Board and of the committees of which they were members.

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COMPENSATION OF DIRECTORS

	For 1999, non-employee directors received an annual cash retainer of $28,000. Each Board committee member receives an annual retainer of $3,500 per committee. Each Board committee chair receives an additional annual retainer of $5,000. There are no additional fees for attending Board and Board committee meetings. Directors who are employees of the Company receive no compensation for services as Directors.

	A Deferred Compensation Plan for Non-Employee Directors has been in effect since 1983. Under the plan, participants may defer up to 100% of their total retainer fees. Such deferred amounts are generally distributed at the earlier of age 70 or retirement in a lump sum or in equal annual installments over a period not to exceed fifteen years, or in a combination thereof at the Director's election. Deferred amounts may be invested, through a grantor trust, in the form of share units (each share unit is equivalent to a share of the Company's Common Stock) or money credits deposited in one or more funds offered by the plan trustee.

	The Stock Deferral Plan for Non-Employee Directors has been in effect since 1988. This plan is designed not only to provide a deferred benefit for non-employee directors, but also to increase the Directors beneficial ownership in the Company and more closely tie their interest in the long-term growth and profitability of the Company with that of the stockholders. Following the conclusion of each business year there is credited to the deferred stock accounts of each non-employee director a number of share units with a value equivalent to the stated value of the annual Board retainer in effect on the last business day of such year. Dividend equivalents, equal in value to dividends paid on the Company's Common Stock, are also credited on the share units accumulated in the plan, and converted into additional units. The plan credits non-employee directors share units over the first ten years of service. Participants receive upon retirement actual shares, either in a lump sum or over a period not to exceed fifteen years. In accordance with the plan, each participant's account was credited with 344 share units on January 3, 2000. The aggregate number of share units accumulated by each non-employee director from the inception of the plan in 1988 is included in the "Total" column in the table under the heading "Security Ownership of Directors and Executive Officers" on page 4.

	The Company maintains a Non-Employee Directors' Death Benefit Plan pursuant to which a director's beneficiary receives a $250,000 lump sum benefit if death occurs after the directorship terminates, or $25,000 per year for ten years if death occurs prior to termination. To participate in the plan, a director must agree to contribute $600 per year for a maximum of ten years. The Company maintains life insurance to fund the cost of the plan. All non-employee directors participate in this plan.

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

PROPOSAL 2

THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
AS INDEPENDENT AUDITORS


	At its meeting of October 27, 1999, the Audit Committee recommended the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2000. At a meeting of the Board on January 26, 2000, the directors accepted the recommendation of the Audit Committee and appointed Ernst & Young LLP, subject to ratification by the stockholders, to examine the 2000 consolidated financial statements of the Company. Accordingly, the stockholders will be asked to ratify such appointment at the Annual Meeting by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock and Class B Common Stock represented at the Annual Meeting in person or by proxy, voting together as a single class.

	It is expected that representatives of Ernst & Young LLP will attend the Annual Meeting and be available to make a statement or respond to appropriate questions.

YOUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

<ENTER>

PROPOSAL 3

SHAREHOLDER PROPOSAL

	Mr. Robert D. Morse, 212 Highland Avenue, Moorestown, New
Jersey 08057-2717, owner of record of at least $2,000 worth of shares of Common Stock of the Company, has informed the Company that he intends to present the following proposal at the meeting:

	I propose that the Officers and Directors consider the discontinuance of all bonuses immediately, and options, rights, SAR's, etc., after termination of any existing programs for top management. I must also include discontinuance request of "Severance Contracts", which overpay a person no longer satisfactory to the Company, just to leave!

	This does not include any programs for employees.

	The following statement was submitted by Mr. Morse in support of the proposal:

	"REASONS:

		Management and Directors are compensated enough to buy on open market, just as You and I, if they are so motivated.

		Management is already well paid with base pay, life insurance, retirement plans, paid vacations, free use of vehicles and other perks.

		Options, rights, SAR's, are available elsewhere, and a higher offer would induce transfers, not necessarily "attain and hold" qualified persons.

		Who writes the objections to my proposal? Is it not the same persons who nominate and pay the directors who in turn will provide Management these exorbitant extras above a good base salary? Shareowners should start reading and realizing that these persons are not providing them entertainment on an individual choice basis, as do athletes, movie stars, and similar able performers.

		"Align management with shareowners" is a repeated ploy or "line" to lull us as to continually increasing their take of our assets. Do we get any options to purchase at previous
(presumed) lower rates, expecting prices to increase?

		After taxes, present base salaries are way above the $200,000.00 our President receives plus free lodging, and Management only looks after a Company, not the USA and some of the world problems. If they filled out a daily work or production sheet, what would it show?

		Please vote "YES" for this proposal.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST
THE SHAREHOLDER'S PROPOSAL FOR THE FOLLOWING REASONS:


	Board of Directors' Response: Your Board of Directors believes that the continued use of cash and non-cash incentive executive compensation, including performance bonuses, stock options, stock appreciation rights and stock awards, in appropriate circumstances, is in the best interest of the Company and its stockholders. The Board's belief is consistent with the views of stockholders, economists, compensation experts and others who have urged public companies to provide an increasing level of equity based incentives and compensation to their officers and directors as an integral part of total compensation.

	The Company's Management Incentive Plan (the "Plan") permits the Board to provide incentive compensation in a wide variety of cash and equity based forms. The Plan aims both to direct management's efforts towards enhancing stockholder value and to retain superior personnel in a competitive environment. Stock ownership by management, promoted through the Plan, helps to ensure that management's attention is focused on the strategies needed to achieve increased long-term stock value

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

for the Company's stockholders because management shares both the risks and the rewards of equity ownership. Compensating individuals by this increasingly common method also enables the Company to attract, motivate and retain the most qualified and experienced persons as employees.

	The Plan provides an economical form of compensation and the primary value to the Plan participants is contingent upon an increase in the price of the Common Stock, which benefits all stockholders. Furthermore, the Company's current practice of funding the Plan with shares acquired in the open market and awarding stock under the Plan at market value minimizes any potential dilution caused by such stock issuance. Costs associated with administration and record-keeping for the Plan are minimal.

	The Board believes that the Plan has proven effective in accomplishing both the enhancement of long-term stockholder value and the attraction and retention of quality personnel. Contrary to the assertion in the proposal, a properly structured compensation program, which includes cash and equity based incentives, and especially one which aligns management and stockholder interests, should increase stockholder value.


	Finally, the Board notes that the Plan was submitted to, and overwhelmingly approved by, the Company's stockholders at their 1997 annual meeting. The Board believes that the reasons for supporting the Plan at that time remain valid today and, accordingly, elimination of the Plan would be detrimental to the Company and its stockholders.

	A vote AGAINST this proposal is therefore recommended by the Board of Directors.

<ENTER>

	EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

	The Compensation Committee of the Board (the "Committee") is responsible for establishing the base salary of the Company's
President and Chief Executive Officer and for setting and administering the terms and policies of the Company's Management
Incentive Plan ("MIP").

COMPENSATION PRINCIPLES

	The Committee believes that the most effective executive compensation program is one that provides incentives to achieve specific annual, long-term and strategic goals of the Company, with the ultimate objective of enhancing stockholder value. The Committee believes executive compensation should include cash and equity-based programs that reward performance as measured against these goals. Additionally, the Committee recognizes that the Company operates in a competitive environment and that both performance and compensation should be evaluated to ensure the Company remains competitive and maintains its ability to attract and retain superior key employees.

	Annual incentive-based cash and equity executive compensation is structured to encourage achievement, initiative, innovation, communication and teamwork. Also, ownership and retention of the Company's Common Stock by key employees helps to more directly align their interests with those of the stockholders.

BASE SALARIES

	The Committee sets the base salary, incentive and any other compensation of the President and Chief Executive Officer. The base salaries of the Company's next four most highly compensated senior executive officers and all other elected officers are determined by the President and Chief Executive Officer. The same principles used in setting the base salary range of the Chief Executive Officer and the other senior executive officers are also used for all other salaried employees to ensure that salaries are fairly and competitively established. Base salary ranges are determined for each position using three criteria: accountability, know-how, and problem-solving ability. These ranges are then compared to independently obtained salary surveys. Base salary ranges are designed so that salary opportunities for a given position will be between 80% and 120% of the competitive average base salaries.

	The Committee administers Mr. Wrigley, Jr.'s salary and receives an annual analysis from the Company's Compensation Manager on all aspects of Mr. Wrigley, Jr.'s remuneration and its relationship to the comparative survey data. During its review, the Committee primarily considers the Company's overall performance (including unit sales, earnings growth, and total stockholder return), adherence to the Company's strategic plan, the development of sound management practices, and the succession of skilled personnel. Mr. Wrigley, Jr.'s last increase was effective October 1, 1999.

MANAGEMENT INCENTIVE PLAN

	The 1997 Management Incentive Plan (the "MIP"), approved by shareholders at the 1997 Annual Meeting, is a flexible omnibus plan, consisting of several programs (the "MIP Programs") designed to provide the Committee with various cash and equity-based incentive compensation tools to promote achievement by key employees and allow them to participate in the long-term growth and profitability of the Company. As considered appropriate by the Committee, it may grant participants shares of the Company's Common Stock, share units, stock options, stock appreciation rights, performance units, performance bonuses, or any combination; establish any conditions or restrictions; and provide for deferral pursuant to written elections made by the participants prior to the commencement of a plan year or cycle.

	Any award of stock under the MIP Programs is at the fair market value at the time of the award. Stock grants were awarded by the Committee in January and February 1999, under MIP Programs for 1998 fiscal year performance and the five year performance cycle ending in 1998, respectively. Awards, if any, to be granted in January or February 2000 for 1999 fiscal year performance or the five year performance cycle ending in 1999, respectively, will be made under the programs of the 1997 MIP described below (or identical programs under the predecessor incentive plan):

<ENTER>

		Executive Incentive Compensation Program. An annual incentive compensation program under the omnibus MIP, the Executive Incentive Compensation Program ("EICP"), and those key employees eligible to participate in the EICP, are considered and approved by the Committee prior to the beginning of each fiscal year.

		The EICP is designed to encourage initiative and creativity in the achievement of annual corporate, personal and unit goals, and to foster effective teamwork. It also enables the Company, without inflating base salaries, to attract and retain highly skilled managers and competitively reward them with variable performance-measured cash compensation.

		The EICP adopted for 1999 included various incentive levels based on the participant's accountability and impact on Company operations, with target award opportunities ranging from 20% to 75% of participants base salary. Awards for actual performance, if earned, may range from 50% below to 50% above the established target award.

		All participants are assigned weightings for performance elements consisting of at least one or more operational or personal goals that vary from year to year and are unique to each individual participant, and for teamwork effectiveness.
Weights for these elements are based on the participant's accountability and impact on overall operations and, if assigned, vary from 10% to 70% of target for one or more operational goals, 10% to 70% of target for one or more personal goals and 10% to 20% of target for team effectiveness. For certain participants, including the senior executive officers, a corporate performance element is also included, which varies from 20% to 50% of target. In rating the performance of Mr. Wrigley, Jr., the Committee considers his overall effectiveness in guiding the affairs of the Company as evaluated primarily by corporate performance for the year and by progress toward longer-range objectives and strategies.

		Under the EICP for 1999, the corporate performance element consisted of an increased unit volume goal over the prior year with a relative weight of 25% of the total element and an increased earnings per share goal over the prior year with a relative weight of 75%. Although not weighted, the Committee also considers as part of the corporate performance element two additional goals: pre-tax cost savings and adherence to the corporate strategic plan. Any awards to be made under the EICP for performance in 1999 will be determined and paid by the Committee in February 2000 and will be reported in the next proxy statement.

		The EICP adopted for 1998 had a corporate performance element consistent with the above. At its meeting of February 17, 1999 the Committee reviewed all corporate goals for the year ended December 31, 1998 and determined that the award for 1998 performance was above the established target award for the corporate element. Awards made thereunder to the Chief Executive Officer and the next four most highly compensated executive officers are shown in column (d) of the Summary Compensation Table on page 15 as 1998 compensation.

		An EICP for 2000 was approved by the Compensation
Committee at its October 27, 1999 meeting. Any awards under the 2000 EICP will be determined in February 2001.

		Participants may defer all or any part of their EICP award and have such amounts credited to their deferral account as share units or money credits, or a combination of both, in accordance with procedures set forth in the deferred program under the EICP.

		Long-Term Stock Grant Program. The Long-Term Stock Grant Program, established in January 1993, provides an opportunity for executive officers and certain other designated key employees to increase their stake in the Company through grants of Common Stock. The program provides participants with target stock grant opportunities ranging in value from 25% to 65% of base salary. Actual awards, if earned, may range from 50% below to 50% above target depending on performance which is measured by comparing the Company's total stockholder return to the total stockholder return for the S&P's 500 Food Group for the applicable performance period. Awards are earned at the target level if the Company's total stockholder return equals the S&P's 500 Food Group total stockholder return for such period. The aggregate value of shares awarded to all participants for a specific period is limited to not more than nine-tenths of one percent (0.9%) of the Company's average annual growth in total stockholder value during any such period.

		Any shares awarded under this program are held in the Company's custody and restricted as to transfer or sale until one year after the date the shares were awarded, except in cases of retirement, disability, or death. Voting and

<ENTER>
	dividend rights inure to the recipient upon award. Alternatively, prior to any such grant cycle, participants may elect to defer receipt of all or any portion of their awards in the form of share units. After one year following award, participants may transfer any amount deferred to other investment options available under a grantor trust for which Putnam Fiduciary Trust Company is the Trustee.

		On February 17, 1999 the Committee determined that the performance ratio of the Company's total shareholder return to the total shareholder return for the S&P's 500 Food Group transitional five year cycle 1994-1998 exceeded the target level. Awards granted on February 17, 1999 for the 1994-1998 cycle to the Chief Executive Officer and the next four most highly compensated executive officers appear in column (e) of the Summary Compensation Table on page 15 as 1998 compensation.

		Awards, if any, for the five year cycle 1995-1999, will be determined by the Committee at its meeting in February 2000 and any awards will be reported in the next proxy statement. A grant under this program for the performance cycle 1999-2003 was also approved by the Committee on February 17, 1999 and is indicated in the Long-Term Stock Grant Program table on page 17.

		Stock Award Program. Under this program, EICP participants may be awarded shares of the Company's Common Stock comparable in value to the present value of 1.5% of the participant's average EICP award received in the prior three years multiplied by such participant's years of service, and reduced by the present value of prior awards under this program.

		Awards granted to the Chief Executive Officer and the next four most highly compensated executives on February 17, 1999 for fiscal year 1998 appear in column (e) of the Summary
Compensation Table on page 15 as 1998 compensation. Awards for services in 1999 were determined in January 2000 and are reflected in column (e) of the Summary Compensation Table on page 15 as 1999 compensation.

		Additionally, those EICP participants who are not eligible to participate in The Special Investment and Savings
Plan for Wrigley Employees (a typical defined contribution plan) are eligible to receive an additional award equal to 5% of their base salary.

		Participants may elect to receive these benefits in the form of shares of Common Stock and may receive or reinvest dividends thereon, with the shares being retained in the Company's custody and subject to restriction on sale or transfer until one year after termination of employment, unless due to death or retirement. Alternatively, participants may elect to defer all or any portion of this benefit in the form of share units.

		Wrigley Stock Option Program. The Wrigley Stock Option Program, established in May 1999, provides an opportunity for executive officers and certain key executives to buy and maintain an equity interest in the Company, aligning the optionee's interest with that of stockholders. The value of the options increase only if the share price increases over the grant price.

		In 1999, 551,000 shares were granted at the market price on the date of grant. The majority of the options vest 25% per year over the first four years of the option term and have a ten year term. Options continue to vest according to their terms after termination of employment as a result of death
(subject to a one year limitation), disability or retirement.

		Information regarding stock options granted to or exercised by the Chief Executive Officer and the next four most highly compensated executive officers in 1999 is shown in the tables titled "Option/SAR Grants in Last Fiscal Year" and "Aggregate Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values" on pages 16 and 17, respectively, of this proxy statement.

<ENTER>

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

	During 1999, the Committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, with respect to compensation paid to the executive officers named in the Summary Compensation Table. All such compensation paid by the Company during 1999 was fully deductible for federal income tax purposes.

THE COMPENSATION COMMITTEE

Thomas A. Knowlton, Chairman
Penny Pritzker
Steven B. Sample
Alex Shumate

FIVE YEAR TOTAL STOCKHOLDER RETURN

	The following indexed graph and table indicate the Company's total stockholder return for the five year period ending
December 31, 1999 as compared to the total return for the Standard & Poor's 500 Composite Index and the Standard & Poor's 500 Food Group Index, assuming a common starting point of 100. Total stockholder return for the Company, as well as for the Indices, is determined by adding (a) the cumulative amount of dividends for a given year (assuming dividend reinvestment) and (b) the difference between the share price at the beginning and at the end of the year, the sum of which is then divided by the share price at the beginning of such year. Please note that the graph and table are five year historical representations and, as such, are not indicative of future performance relative to the Indices.

TOTAL STOCKHOLDER RETURNS
(DIVIDENDS REINVESTED)


[LINE GRAPH]

	1994	1995	1996	1997	1998	1999
Wrigley	100	109	118	170	195	183
S&P 500 Composite Index	100	138	169	226	290	351
S&P 500 Food Group Index	100	128	151	217	234	184





<ENTER>

SUMMARY COMPENSATION TABLE

	The following table sets forth the total cash and non-cash compensation in each of the last three years ended December 31 for the Company's Chief Executive Officer and the next four most highly compensated executive officers.



				LONG-TERM
				COMPENSATION
	ANNUAL COMPENSATION(1)	AWARDS
	(A)	(B)	(C)	(D)	(E)	(F)
					RESTRICTED
NAME AND					STOCK	ALL OTHER
PRINCIPAL	                      	                               AWARD(S)   COMPENSATION
POSITION		YEAR	SALARY($)	BONUS($)(2)	($)(3)(4)	($)(5)
WILLIAM WRIGLEY(6)	1999	$143,750	$	--	$27,270	$	6,860
	1998	545,833		319,312	558,696		6,860
	1997	500,000		450,000	779,589		6,860
WILLIAM WRIGLEY, JR.(7)	1999	487,417		--	20,250		-0-
President & CEO	1998	229,917		111,050	126,796		-0-
	1997	213,333		202,187	177,694		-0-

JOHN F. BARD	1999	391,500		--	49,050		13,030
Executive Vice President	1998	342,167		207,353	255,357		12,041
	1997	321,083		222,511	360,977		11,173

DOUGLAS S. BARRIE(8)	1999	470,000		--	104,040	 	47,689
President--International	1998	440,833		281,251	361,800		42,596
	1997	408,750		300,431	458,076		38,129

MARTIN J. GERAGHTY	1999	315,500		--	114,750		9,567
Group Vice President--	1998	302,000		194,488	284,776		8,888
Worldwide Manufacturing	1997	288,000		199,872	341,829		8,293

CHRISTAFOR E. SUNDSTROM	1999	221,045		--	30,960		-0-
Vice President--Product	1998	201,594		115,986	140,019		-0-
& Technical Development	1997	187,559		111,617	193,940		-0-




(1)	While each of the named executive officers received certain
personal benefits in the years shown, the value of these benefits did not exceed, in the aggregate for any executive officer, the minimum reportable amount, except for Mr. Wrigley, Jr. who, in 1999, received personal benefits totalling $98,882, of which $76,745 was, pursuant to a resolution of the Board of Directors, for the personal use of the corporate aircraft. Information regarding securities underlying stocks options is set forth on page 16 in the table titled "Option/SAR Grants in Last Fiscal Year."

(2)	Amounts shown in column (d) are the cash awards to the named individuals under the Executive Incentive Compensation Program
(including any amounts deferred). Awards to be paid for 1999 performance, if any, are not determined as of the latest practicable date, and if paid will be reported in the next proxy statement.

(3)	The figures in column (e) for 1999 represent the fair market value of awards of stock at the time of the award (prior to any deduction for withholding taxes) under the Stock Award
Program. Awards for 1999 under the Long-Term Stock Grant
Program, if any, are not determined as of the latest practicable date, and if paid will be reported in the next proxy statement.

(4)	The figures in column (e) for 1998 and 1997 represent the fair market value of awards of stock at the time of the award
(prior to any deduction for withholding taxes) under the former Alternate Investment and Savings Program and the Stock
Award Program for 1998 and 1997, respectively, and under the Long-Term Stock Grant Program for the five year performance cycle ending December 31, 1998 and December 31, 1997, respectively.

<ENTER>

	The aggregate number and dollar value of stock (net of any withholding for tax purposes) awarded from the inception of the Stock Award Program, the Alternate Investment and Savings Program, the Long-Term Stock Grant Program and through deferral elections under the Management Incentive Plan (and its predecessor) as of December 31, 1999 are as follows:
William Wrigley 167,313 shares and 66,106 share units ($19,359,305); William Wrigley, Jr. 8,218 shares and 1,724 share units ($824,570); John F. Bard, 12,404 shares and 21,564 share units ($2,817,238); Douglas S. Barrie, 16,029 shares and 20,926 share units ($3,064,974); Martin J. Geraghty, 33,554 shares and 3,655 share units ($3,086,040) and Christafor E. Sundstrom, 5,695 shares and 3,472 share units ($709,618). All shares of stock or share units vest upon award and are entitled to dividends or dividend equivalents at the same rate as dividends paid on unrestricted shares of the Company's
Common Stock. Shares awarded under the Long-Term Stock Grant Program are restricted for a period of one year following award. Shares awarded under the Stock Award Program and the Alternate Investment and Savings Program are restricted until one year following termination of employment, unless due to death or retirement.

(5)	Includes the value of corporate-paid life insurance premiums under the Senior Executive Life Insurance Plan, interest earned during the year on sums accumulated since 1984 in deferred compensation accounts to the extent such interest was in excess of certain long-term rates prescribed by the Internal Revenue Code.

(6)	Mr. Wrigley was President and Chief Executive Officer during
1999 until his death on March 8, 1999, and information is provided through that date.

(7)	Mr. Wrigley, Jr. was elected President and Chief Executive
Officer in March 1999.

(8)	Mr. Barrie retired from the Company as of January 1, 2000.

	For the last completed fiscal year, the value of corporate-paid life insurance premiums and above-market rate of interest on accumulated deferred compensation accounts were, respectively, as follows for each named executive officer: William Wrigley $0 and $0; William Wrigley, Jr. $0 and $0; John F. Bard, $4,975 and $8,055; Douglas S. Barrie, $6,221 and $41,467; Martin J.
Geraghty, $4,040 and $5,527 and Christafor E. Sundstrom, $0 and $0.

	The Company may provide to key employees interest free, fully-secured housing or bridge loans for up to five years which are generally repaid through regular payroll deductions. At December 31, 1999, the Company had a total of $995,022 of loans outstanding to all key employees, including a total of $571,361 outstanding to three officers not named above.

WRIGLEY STOCK OPTION PROGRAM

	The following tables reflect the activity under the Wrigley Stock Option Program during 1999.

<ENTER>

	OPTION/SAR GRANTS IN LAST FISCAL YEAR

	              POTENTIAL REALIZABLE VALUE AT
	           ASSUMED ANNUAL RATES OF STOCK PRICE
	INDIVIDUAL GRANTS	             APPRECIATION FOR OPTION TERM
(A)	(B)	(C)	(D)	(E)	(F)	(G)
	NUMBER OF     	PERCENT OF TOTAL
	SECURITIES	     OPTIONS/SARS
	UNDERLYING	      GRANTED TO	    EXERCISE OF
	OPTIONS/SARS	    EMPLOYEES IN	    BASE PRICE	    EXPIRATION	     54.71 	     138.66
NAME	GRANTED (#)	    FISCAL YEAR	   ($/SH)	     DATE	        5%	           10%($)
William Wrigley, Jr.	56,000	10.2		$87.5625	5/25/2009	$3,063,760	$7,764,960
John F. Bard	29,000	5.3		87.5625	5/25/2009	1,586,590	4,021,140
Douglas S. Barrie(1)	20,000	3.6		87.5625	5/25/2009	1,094,200	2,773,200
Martin J. Geraghty	14,000	2.5		87.5625	5/25/2009	765,940	1,941,240
Christafor E. Sundstrom	14,000	2.5		87.5625	5/25/2009	765,940	1,941,240




	Each option has a ten-year term. Twenty-five percent of each option becomes exercisable one year from the date of grant, and each year thereafter until fully exercisable. Mr. William Wrigley received no stock option grants in 1999.

(1) Mr. Barrie retired from the Company as of January 1,
2000.

<ENTER>

AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
FY-END OPTION/SAR VALUES

			NUMBER OF	VALUE OF
			SECURITIES UNDERLYING	UNEXERCISED
			UNEXERCISED	IN-THE-MONEY
			OPTIONS/SARS	OPTIONS/SARS AT
			AT FISCAL YEAR-END(#)	FISCAL YEAR-END($)
	(A)	(B)	(C)	(D)	(E)
	SHARES
	ACQUIRED ON	VALUE
NAME	EXERCISE(#)	REALIZED($)	EXERCISABLE/UNEXERCISABLE	EXERCISABLE/UNEXERCISABLE
William Wrigley, Jr.	--	--		0/56,000	N/A
John F. Bard	--	--		0/29,000	N/A
Douglas S. Barrie(1)	--	--		0/20,000	N/A
Martin J. Geraghty	--	--		0/14,000	N/A
Christafor E. Sundstrom	--	--		0/14,000	N/A



	All options referenced above were granted May 25, 1999. No portion of any of the options vest until May 25, 2000. Consequently, all options are unexercisable as of the date of this proxy statement. The grant price of all options in this table is $87.5625. The closing price of a share of the Company's stock on December 31, 1999 was $82.9375. Mr. William Wrigley received no stock option grants in 1999.

(1)	Mr. Barrie retired from the Company as of January 1, 2000.

LONG-TERM STOCK GRANT PROGRAM

	The following table reflects threshold, target and maximum stock grant opportunities under the Long-Term Stock Grant Program for the five year performance cycle ending December 31, 2003.



	LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

				ESTIMATED FUTURE PAYOUTS UNDER
				NON-STOCK PRICE-BASED PLANS(1)
(A)	(B)(1)	(C)	(D)	(E)	(F)
		PERFORMANCE
	NUMBER OF	OR OTHER
	SHARES, UNITS	PERIOD UNTIL
	OR OTHER	MATURATION OR	THRESHOLD	TARGET	MAXIMUM
NAME	RIGHTS(3)(2)	PAYOUT	($ OR #)	($ OR #)	($ OR #)
William Wrigley	--	1999-2003	2,115	4,230	6,345
William Wrigley, Jr.	--	1999-2003	615	1,230	1,845
John F. Bard	--	1999-2003	1,120	2,240	3,360
Douglas S. Barrie(3)	--	1999-2003	1,445	2,890	4,335
Martin J. Geraghty	--	1999-2003	990	1,980	2,970
Christafor E. Sundstrom	--	1999-2003	565	1,130	1,695


(1)	Estimated future payouts are based on the performance ratio of the Company's total stockholder return (stock price appreciation plus reinvested dividends) for the five year performance cycle to the total return for the Standard &
Poor's 500 Food Group Index for the same period. The threshold amount is 50% of the target and the maximum amount is 150% of the target amount. The target also assumes that the individual named remains employed by the Company and in the same position during the 1999-2003 performance cycle.

(2)	The number of shares, units or other rights granted in 1999
are set forth under column (e) of this table.

(3)	Mr. Barrie retired from the Company as of January 1, 2000.

<ENTER>

PENSION PLAN

	The Wrigley Retirement Plan is a qualified, defined benefit, non-contributory pension plan covering substantially all employees of the parent and domestic associated companies. Credited service accrues from the date of employment.

	Retirement benefits are calculated by multiplying the product of 1.5% times the years of service by the final average eligible pay for the three highest consecutive years in the last ten years before retirement, less 1% of the annual primary Social Security benefit multiplied by the years of credited service since January 1, 1976.

	The table below illustrates various estimated annual pension benefits generated by the plan formula, assuming retirement at the plan's normal retirement age, when combined with an estimated annual Social Security benefit of $16,500.



	ELIGIBLE			YEARS OF SERVICE
	REMUNER-
	ATION	10	20	30	40	50
$	200,000	44,310	72,720	101,130	129,540	157,950
	250,000	51,810	87,720	123,630	159,540	195,450
	300,000	59,310	102,720	146,130	189,540	232,950
	350,000	66,810	117,720	168,630	219,540	270,450
	400,000	74,310	132,720	191,130	249,540	307,950
	500,000	89,310	162,720	236,130	309,540	382,950
	600,000	104,310	192,720	281,130	369,540	457,950


	Eligible remuneration for officers is only base salary. The current base salary of the Chief Executive Officer and the next four most highly compensated executive officers is set forth in column
(c) in the Summary Compensation Table on page 15. The credited years of service as of December 31, 1999 for each named executive officer are as follows: William Wrigley, 42; William Wrigley, Jr., 14; John
F. Bard, 9; Douglas S. Barrie, 17; Martin J. Geraghty, 37; and Christafor E. Sundstrom, 20.

	To the extent that an individual's annual retirement income benefit under the plan exceeds the limitations imposed by the Internal Revenue Code of 1986, as amended, and the regulations thereunder, (including, among others, the limitation on annual benefits payable a under qualified plan ($130,000 in 1999)), such excess benefits may be paid from the Company's non-qualified, unfunded, non-contributory supplemental retirement plan.

	COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

	The Company's executive officers, directors and 10% stockholders are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York and Chicago Stock Exchanges. Copies of these reports must also be furnished to the Company.

	Based solely on a review of copies of such reports furnished to the Company through the date hereof, or written representations that no reports were required, the Company believes that during 1999 all filing requirements applicable to its executive officers, directors and 10% holders were complied with.

STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING OF STOCKHOLDERS

	If any stockholder intends to present a proposal to be considered for inclusion in the Company's proxy material in connection with the 2001 Annual Meeting of Stockholders, the proposal must be in proper form and received by the Secretary of the Company on or before October 6, 2000. In addition, if a stockholder intends to present a proposal for action at the 2001 Annual Meeting of Stockholders, the stockholder must provide the Company with notice thereof by December 18, 2000.

<ENTER>

	OTHER BUSINESS

	The Company's management does not know of any other matter to be presented for action at the Annual Meeting. If any other matter should be properly presented at the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

	Howard Malovany, Secretary and General Counsel

Chicago, February 4, 2000

<ENTER>

February 4, 2000

Dear Stockholder:

You are cordially invited to attend the 97th Annual Meeting of Stockholders of the Wm. Wrigley Jr. Company, which will be held in the Wrigley Building, 410 N. Michigan Avenue, Chicago, Illinois, at 9:00 a.m., on Monday, March 6, 2000.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders.

Whether or not you plan to attend this meeting, please sign, date and return your proxy card above, or vote over the phone or Internet, as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. It is very important that your stock be represented.

Sincerely,

WILLIAM WRIGLEY, JR.
President and
Chief Executive Officer

Please mark your
votes as in this
example. X

This proxy card represents all shares of Wrigley stock (both Common and Class B Common) held in the registration indicated below.

For employee stockholders, this includes your shares held in the Special Investment and Savings Plan.

The Board of Directors recommends a vote FOR Items 1 and 2. The
Board of Directors recommends a vote AGAINST Item 3.

1. Election of Directors(see reverse)
FOR (   ) WITHHELD (   )

2. Appointment of Auditors(see reverse)
FOR (   ) AGAINST (   )ABSTAIN (   )
*For all nominee(s) except vote withheld from the following:

3. Stockholder Proposal (see reverse)
FOR (   ) AGAINST (   ) ABSTAIN (   )

Change of
Address
(see reverse)


Note: Please sign exactly as name appears on this card. Joint owners should each sign personally. Corporation proxies should be signed by an authorized officer. Executors, administrators, trustees, etc. should so indicate when signing.

SIGNATURE(S) DATE

Wm. WRIGLEY Jr. Company PROXY CARD

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on March 6, 2000.

This proxy will be voted as specified by the stockholder. If no specification is made, all shares of both classes of stock will be voted as set forth in the proxy statement FOR the election of Directors, FOR the appointment of auditors. and AGAINST proposal 3.

The stockholder represented herein appoints William Wrigley, Jr., Richard K. Smucker, Howard Malovany or any of them, proxies with power of substitution to vote all shares of Common Stock and Class B Common Stock entitled to be voted by said stockholder(s) at the Annual Meeting of Stockholders of the Wm. Wrigley Jr. Company to be held in the Wrigley Building, Chicago, Illinois, on March 6, 2000, at 9:00 a.m., and at any adjournment thereof, as specified in this proxy. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

Your vote is Important!

Please sign and date on the reverse side of this proxy card and return promptly in the enclosed postage-paid envelope.

If you attend the meeting, you may revoke your proxy and vote in person.

Change of address:
(If you have written in the above space, please mark the "Change of Address" box on the reverse side of this proxy card.)

The Board of Directors recommends a vote FOR Items 1 and 2.

1. ELECTION OF DIRECTORS

The nominees are:

01 John F. Bard, 02 Thomas A. Knowlton,
03 Penny Pritzker, 04 Melinda R. Rich,
05 Steven B. Sample, 06 Alex Shumate,
07 Richard K. Smucker, 08 William Wrigley, Jr.

2. APPOINTMENT OF AUDITORS

To ratify the appointment of
independent auditors, Ernst &
Young LLP, for the year ending
December 31, 2000.

The Board of Directors recommends a vote AGAINST Item 3.

3. STOCKHOLDER PROPOSAL
(see Proxy Statement, page 9)

Wm. Wrigley Jr. Company stockholders can now vote their shares over the telephone or the Internet. This eliminates the need to return the proxy card. To vote your shares over the telephone or the Internet you must have your proxy card and Social Security Number available. The Voter Control Number that appears in the box on the reverse side of this proxy card just below the perforation must be used in order to vote by telephone or over the Internet. These systems can be accessed 24 hours a day, seven days a week up until the day prior to the meeting.

1. To vote over the telephone:

On a touch-tone telephone call toll free 1-877-PRX-VOTE (1-877-779-
8683).
If you are calling from outside the United States, you may call 1-
201-536-8073

2. To vote over the Internet:

Log on to the Internet and go to the web site http://www.eproxyvote.com/wwy

Your vote over the telephone or the Internet instructs the Trustee in the same manner as if you marked, signed, dated and returned your proxy card.

If you choose to vote your shares over the telephone or the Internet, there is no need for you to mail back your proxy card.

Your vote is important. Thank you for voting.